UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Owens & Minor Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of

2013

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

March 13, 2013

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, April 26, 2013 at 10:00 a.m. The meeting will be held at the corporate headquarters of Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to our offices are on the last page of the proxy statement. Morning refreshments will be served, and on-site parking will be available to shareholders attending the annual meeting.

The Notice of 2013 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and answer any questions.

The Notice of 2013 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2012 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

CRAIG R. SMITH

President & Chief Executive Officer

Proxy Statement

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 26, 2013

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, April 26, 2013 at 10:00 a.m. at the offices of Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia.

The purposes of the meeting are:

1.	To elect the nine directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3.	To conduct an advisory vote on the compensation of our named executive officers; and

4.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 5, 2013 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 13, 2013. This proxy statement, the proxy card and Owens & Minor’s 2012 Annual Report/Form10-K are being furnished on the Internet on or about March 13, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG

Senior Vice President, General Counsel

& Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 26, 2013

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the nine directors named in this proxy statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Proposal 3:	To conduct an advisory vote on the compensation of our named executive officers.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 5, 2013 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote. As of March 5, 2013, 63,301,188 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2013, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors as well as the proposal to approve, on an advisory basis, the compensation of our named executive officers are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions, withheld votes (with respect to the election of directors) and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly returned proxy indicating “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Broker non-votes will not be counted as votes cast on the proposal and will have no effect on this proposal.

Ratification of Appointment of KPMG LLP.    The ratification of the appointment of KPMG LLP requires that the votes cast “for” this proposal exceed the number of votes cast “against” this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Advisory Vote on Executive Compensation.    The advisory vote to approve the compensation of our executive officers named in the Summary Compensation Table (collectively, “named executive officers”) requires that the votes cast “for” this proposal exceed the number of votes cast “against” this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare Shareowner Service, LLC, at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, Inc. to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform Act and the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are available on our website at http://www.owens-minor.com under “Corporate Governance.” The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We intend to post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: A. Marshall Acuff, Jr., J. Alfred Broaddus, Jr., Richard E. Fogg, John W. Gerdelman, Lemuel E. Lewis, Martha H. Marsh, G. Gilmer Minor, III, Eddie N. Moore, Jr., James E. Rogers, Robert C. Sledd and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance.” The Board has determined that all directors and/or nominees identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for this determination to be made as part of the succession planning process when it selects a new Chief Executive Officer. The Chairman and Chief Executive Officer positions have been separated for the past eight years as G. Gilmer Minor, III, a 50-year veteran of the Company who served as its Chief Executive Officer for over 20 years, has provided his experience and insights in leading the Board, while Chief Executive Officer Craig R. Smith focused on the implementation of the Company’s strategic initiatives and overall operations. With the retirement of Mr. Minor as Chairman of the Board effective at the conclusion of our 2013 Annual Meeting, the Board believes it is in the best interests of the Company for Mr. Smith to serve in both the Chairman and Chief Executive Officer positions to preserve continuity in the operation of the Board, the pursuit of our strategic goals and our unique corporate culture. The Board believes that the role of its independent lead director, who has served in this position for ten years, preserves and maintains the appropriate level of Board independence, consistent with corporate governance best practices. The Company’s Corporate Governance Guidelines provide for the annual election of an independent lead director to, among other things, preside at Board meetings in the absence of the Chairman, preside at meetings of the independent directors, serve as principal liaison on behalf of the independent directors and advise the Chairman and the board committee chairmen with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation & Benefits Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company.

Management has created a Risk Committee comprised of teammates representing various areas and functions throughout our organization with responsibility for assisting the Company in assessing, monitoring, reporting on and managing our business, strategic and operational risks.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management has reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment, we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Management reviewed and discussed the results of the assessment with the Compensation &

Benefits Committee. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of four directors, all of whom are independent. The Governance & Nominating Committee met six times during 2012. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, received regular reports on the status and impact of new federal legislation and regulations affecting the Company’s governance policies and disclosure obligations; reviewed and approved the Committee’s charter and the Company’s corporate governance guidelines; reviewed the performance of the chief executive officer; engaged an outside compensation firm to review and assess the Company’s director compensation program relative to comparable peer companies; and implemented the Board’s 2012 self-assessment process. During 2012, the Committee devoted considerable time and attention to both management and board succession planning. In anticipation of the retirement of several directors from the Board over the next three-year period, the Company has engaged an outside consulting firm to assist it in the identification and strategic recruitment of directors possessing the qualities, character, experience and expertise that will contribute to the leadership and success of the company in the rapidly changing healthcare industry.

THE GOVERNANCE & NOMINATING

COMMITTEE

A. Marshall Acuff, Jr., Chairman

Lemuel E. Lewis

Eddie N. Moore, Jr.

Anne Marie Whittemore

BOARD MEETINGS

The Board of Directors held six meetings during 2012. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2012 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, non-management directors meet in executive session after each regularly scheduled Board meeting, following which the independent directors then meet in executive session. These meetings are chaired by a lead director who is elected annually by the non-management directors following each annual meeting of shareholders. James E. Rogers currently serves as lead director and presides over these executive sessions. As lead director, Mr. Rogers is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which he is a member. Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 9 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Richard E. Fogg (Chairman of the Audit Committee) and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations, and that each is financially literate, as such term is interpreted by the Board in its business judgment. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s corporate governance guidelines.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 19 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

Strategic Planning Committee:    Reviews and makes recommendations for the strategic direction of the Company. Conducts an annual strategic planning retreat for the Board of Directors and senior management.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating	Strategic Planning
A. Marshall Acuff, Jr.	X		X	X	X*
J. Alfred Broaddus, Jr.	X		X			X*
Richard E. Fogg	X	X*		X		X
John W. Gerdelman	X	X				X
Lemuel E. Lewis	X	X			X
Martha H. Marsh	X	X				X
G. Gilmer Minor, III	X*			X*
Eddie N. Moore, Jr.	X	X			X
James E. Rogers	X		X	X
Robert C. Sledd	X		X			X
Craig R. Smith	X			X		X
Anne Marie Whittemore	X		X*	X	X
No. of meetings in 2012	6	8	6	2	6	2

*Chairman

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions. In 2012, based upon a review of competitive market practices, the Governance & Nomination Committee reduced the additional retainer paid to our non-executive Chairman from $200,000 to $150,000 and the additional retainer paid to our lead director from $40,000 to $30,000. No other changes were made to director compensation in 2012.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$30,000	$80,000	(1)
Additional Retainer for Lead Director	30,000
Additional Retainer for Non-Executive Chairman	150,000
Additional Retainer for Audit Committee Chair	10,000
Additional Retainer for Compensation & Benefits Committee Chair	9,000
Additional Retainer for Other Committee Chairs	8,000
Board or Audit Committee Attendance Fee (per meeting)	2,000
Compensation & Benefits Committee Attendance Fee	1,800
Other Committee Attendance Fee (per meeting)	1,500
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	1,000
Audit Committee Telephone Conference (per meeting)	1,200
Board Retreat (annual 2-day meeting)	3,000

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the compensation awarded or paid by the Company to non-employee directors during the year ended December 31, 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
A. Marshall Acuff, Jr.	$74,000	$80,000	—	—	—	—	$154,000
J. Alfred Broaddus, Jr	73,000	80,000	—	—	—	—	153,000
Richard E. Fogg	73,600	80,000	—	—	—	—	153,600
John W. Gerdelman	61,600	80,000	—	—	—	—	141,600
Lemuel E. Lewis	66,900	80,000	—	—	—	—	146,900
Martha H. Marsh	25,700	40,000	—	—	—	—	65,700
G. Gilmer Minor, III	211,000	80,000	—	—	—	—	291,000
Eddie N. Moore, Jr.	65,600	80,000	—	—	—	—	145,600
James E. Rogers	89,700	80,000	—	—	—	—	169,700
Robert C. Sledd	58,000	80,000	—	—	—	—	138,000
Anne Marie Whittemore	77,500	80,000	—	—	—	—	157,500

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3) “Option Awards” were not granted to Directors in 2012.

(4) As of December 31, 2012, each director had the following number of stock awards and option awards outstanding:

	Stock Awards	Option Awards
Mr. Acuff	2,731	15,000
Mr. Broaddus	2,731	28,125
Mr. Fogg	2,731	15,000
Mr. Gerdelman	2,731	0
Mr. Lewis	2,731	0
Ms. Marsh	1,387	0
Mr. Minor	2,731	0
Mr. Moore	2,731	22,500
Mr. Rogers	2,731	30,000
Mr. Sledd	2,731	3,750
Ms. Whittemore	2,731	30,000

Stock Ownership Guidelines for Directors

The company maintains stock ownership guidelines for its directors which provide that each director shall attain, within five years after his or her service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 46 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance  & Nominating Committee did not receive any nominations from any shareholders for the 2013 annual meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 26383, Richmond, Virginia 23260. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Nine directors are nominated for election to the Board of Directors for a one-year term expiring at the 2014 annual meeting of shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors shall consist of 12 directors. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, nine persons as nominees for election to the Board of Directors. At its meeting immediately following the Annual Meeting, the Board of Directors intends to amend the Bylaws to decrease the size of the Board of Directors from 12 to nine directors to remove vacancies created by the departure of retiring directors Mr. Acuff, Mr. Broaddus and Mr. Minor, which will be effective immediately following the Annual Meeting. See “Retiring Directors” below. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

Richard E. Fogg, 72, retired in 1997 from the accounting firm of Price Waterhouse, LLP (now PricewaterhouseCoopers LLP) where he was a partner for 23 years and served in a variety of leadership positions, including Associate Vice Chairman, Tax. Mr. Fogg is a Certified Public Accountant. Since his retirement in 1997, Mr. Fogg has provided strategic consulting services to several privately held companies. Mr. Fogg has been a director of the Company since 2003.

The Board of Directors has nominated Mr. Fogg to continue his service as a director of the Company based on his knowledge and technical background in accounting and tax, which qualify him to serve as an audit committee financial expert and as Chairman of the Company’s Audit Committee. Mr. Fogg also brings to the Board a strong background in merger and acquisition analysis and transactions management.

John W. Gerdelman, 60, is Managing Partner of River2, an investment and consulting partnership. Mr. Gerdelman was President of Long Lines Limited, a telecommunications service provider, from 2010 to 2011. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He currently serves on the boards of directors of Brocade Communications Systems, Inc. and Sycamore Networks, Inc. and previously served on the boards of Proxim Wireless Corporation, APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman has been a director of the Company since 2010.

The Board of Directors has nominated Mr. Gerdelman to continue his service as a director of the Company based on his unique entrepreneurial background, extensive experience in finance and accounting and expertise in telecommunications and information systems. The Board believes the Company will benefit from Mr. Gerdelman’s business management experience and perspectives as Owens & Minor continues to expand systems and technology solutions used to support our own business operations as well as to provide customers with new products for supply chain management.

Lemuel E. Lewis, 66, is President of LocalWeather.com, a web-based privately-held media company he founded in 2008. He served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. Mr. Lewis was appointed to the Board of the Federal Reserve Bank in 2004 and served as Deputy Chairman from 2007 to 2008, Chairman of the Audit Committee from 2005 to 2008, and Chairman from 2009 until his retirement from the board on December 31, 2010. He currently serves on the boards of directors of Markel Corporation and Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis has been a director of the Company since 2011.

The Board of Directors has nominated Mr. Lewis to continue his service as a director of the Company based on his breadth of experience in accounting and finance through his service as Chief Financial Officer of a private media company, as well as his service on the Board of the Federal Reserve Bank of Richmond where he chaired the Audit Committee. He also brings a wide range of differing perspectives to the Company based on his service on a number of Virginia college and foundation boards and through his membership on the boards of two other public companies, including service on their audit committees.

Martha H. Marsh, 63, retired in 2010 as President & Chief Executive Officer of Stanford Hospital & Clinics, a position she held since 2002. She also served as the Chief Executive Officer of the University of California Davis Health System from1999 to 2002. After beginning her career at Arthur Andersen in 1975, she served the healthcare industry for more than thirty years in a variety of leadership positions, including as Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System. Ms. Marsh has also served on a variety of healthcare boards and committees. She currently serves on the board of AMN Healthcare Services, Inc. Ms. Marsh was appointed to the Board of Directors in October 2012.

The Board of Directors has nominated Ms. Marsh to continue her service as a director of the Company based on her extensive background in and knowledge of the healthcare industry and specifically the healthcare provider marketplace with which we conduct our business. Having served in the lead management position of some of the most prestigious healthcare systems in the United States, she brings unique perspectives on the requirements of and challenges faced by the healthcare provider industry as well as a deep understanding of the entire healthcare marketplace in the United States. Her broad-based background in accounting, finance, operations and management in the context of the healthcare industry brings a multi-disciplinary and highly relevant point of view to our Board of Directors in assessing issues and challenges within the healthcare marketplace.

Eddie N. Moore, Jr., 65, served as President of St. Paul’s College from 2011 to 2012. He is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance, which qualify him to serve as an audit committee financial expert, and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

James E. Rogers, 67, has served as Chairman of the Board of BackOffice Associates, LLC, a private company that provides data quality, migration and governance solutions, since 2011. He served as President of SCI Investors Inc, a private equity investment firm, from 1993 until his retirement in 2011. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc., Chesapeake Corp. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991.

The Board of Directors has nominated Mr. Rogers to continue his service as a director of the Company based on his leadership experience as a former chief executive officer and other senior executive positions with several public and private companies, as well as his breadth of knowledge about the Company, its culture and the healthcare distribution industry acquired through his 22-year tenure on the Company’s Board of Directors. In addition, Mr. Rogers has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for the past ten years.

Robert C. Sledd, 60, was appointed in 2010 as a Senior Economic Advisor to the Governor of Virginia. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy, as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Craig R. Smith, 61, has served as President & Chief Executive Officer of Owens & Minor since 2005. Mr. Smith, who joined the Company in 1989, served as President & Chief Operating Officer of the Company from 1999 until 2005 and as Chief Operating Officer of the Company from 1995 to 1999. In 2010, he was appointed to the board of directors of the Virginia Biotechnology Research Partnership Authority. Mr. Smith has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Smith to continue his service as a director of the Company based on his position as Chief Executive Officer of the Company and his unique ability to communicate to and inform the Board about the Company’s day-to-day operations and management issues as well as industry developments. The Board believes that Mr. Smith brings an invaluable perspective on the Company’s actual current operations and its ongoing relationships with customers and suppliers. Mr. Smith is the only director nominee who is not independent.

Anne Marie Whittemore, 66, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the boards of directors of T. Rowe Price Group, Inc. and Albemarle Corporation, and is a former chairman of the board of the Federal Reserve Bank of Richmond, Virginia. Ms. Whittemore has been a director of the Company since 1991.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills as Chairman of the Company’s Compensation & Benefits Committee.

The Board of Directors unanimously recommends a vote FOR the election of each nominee as director.

RETIRING DIRECTORS

Effective immediately following the Annual Meeting, the terms of Mr. Acuff, Mr. Broaddus and Mr. Minor will expire, at which time they will retire from the Board. The Company gratefully acknowledges Mr. Acuff’s 12 years and Mr. Broaddus’ nine years of service and dedication to the Board. It is with great respect and admiration that we also acknowledge and thank Mr. Minor for 33 years of imparting great wisdom, bringing strategic vision and providing strong leadership as a director of Owens & Minor, including 19 years as our Chairman.

A. Marshall Acuff, Jr., 73, is President of AMA Investment Counsel, LLC, a business consulting firm, and is a Chartered Financial Analyst. He also serves as a Managing Director of Cary Street Partners, a financial management and investment banking firm. He retired in 2001 as Senior Vice President and Managing Director of Salomon Smith Barney, Inc. where he was responsible for equity strategy as a member of the firm’s Investment Policy Committee. Mr. Acuff has been a director of the Company since 2001 and will retire from the Board immediately following the 2013 Annual Meeting.

J. Alfred Broaddus, Jr., 73, is a former President of the Federal Reserve Bank of Richmond, a position he held from 1993 until his retirement in 2004. During his tenure as President, Mr. Broaddus also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. He also serves on the boards of directors of Markel Corporation and T. Rowe Price Group, Inc., and previously served on the board of Albemarle Corporation. Mr. Broaddus has been a director of the Company since 2004 and will retire from the Board immediately following the 2013 Annual Meeting.

G. Gilmer Minor, III, 72, is Chairman of the Board of Owens & Minor. Mr. Minor, who joined the Company in 1963, has served as Chairman of the Board since 1994 and served as Chief Executive Officer from 1984 to 2005. Mr. Minor retired from the Company in 2005. Mr. Minor serves on the boards of directors of the State Council of Higher Education for Virginia and the Virginia Business Higher Education Council. He also serves on the board of directors of SunTrust Banks, Inc. Mr. Minor has been a director of the Company since 1980 and will retire from the Board immediately following the 2013 Annual Meeting. He will continue to serve the Board as Chairman Emeritus.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2013.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2012 and 2011, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2012	Year 2011
Audit Fees	$1,157,750	$910,000
Audit-Related Fees	41,125	23,625
Tax Fees	0	0
All Other Fees	0	0

Total	$1,198,875	$933,625

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, Sarbanes-Oxley compliance and any services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements and consultations by management related to financial accounting and reporting matters.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the sole responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve such firm’s performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2012 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accounting firms are set forth in Appendix A to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of five directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2012 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

THE AUDIT COMMITTEE

Richard E. Fogg, Chairman

John W. Gerdelman

Lemuel E. Lewis

Martha H. Marsh

Eddie N. Moore, Jr.

STOCK OWNERSHIP INFORMATION

Compliance With Section 16(a) Reporting

Based solely on the Company’s records and information provided by our directors, executive officers and beneficial owners of more than 5% of the Common Stock, we believe that all reports required to be filed by our directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2012.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 5, 2013, the number of shares of Common Stock beneficially owned by each director and nominee, our named executive officers and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
G. Gilmer Minor, III	43,586	43,194	*
A. Marshall Acuff, Jr.	41,670	0	*
J. Alfred Broaddus, Jr.	57,132	0	*
Richard E. Fogg	57,793	0	*
John W. Gerdelman	7,484	0	*
Lemuel E. Lewis	9,378	0	*
Martha H. Marsh	1,387	0	*
Eddie N. Moore, Jr.	30,716	0	*
James E. Rogers	76,639	0	*
Robert C. Sledd	18,061	0	*
Anne Marie Whittemore	90,496	0	*
Craig R. Smith	380,992	0	*
James L. Bierman	64,030	0	*
Charles C. Colpo	63,997	0	*
Grace R. den Hartog	60,161	9,202	*
Erika T. Davis	72,328	0	*
D. Andrew Edwards	7,732	0	*
All Executive Officers and Directors as a group (21 persons)	1,173,489	62,896	1.95%

* Represents less than 1% of the total number of shares outstanding.

(1) Includes 175,125 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 5, 2013. Stock options exercisable within 60 days of March 5, 2013 for each of the Named Executive Officers are as follows:

Mr. Smith 37,500; Mr. Bierman 0; Mr. Colpo 0; Ms. den Hartog 15,750; Ms. Davis 0; and Mr. Edwards 0.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 5, 2013, any person (including any “group” as that term in used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,978,629	(1)	9.44%
FMR LLC 82 Devonshire Street, Boston, MA 02109	3,350,282	(2)	5.29%
Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	4,387,242	(3)	6.93%
River Road Asset Management, LLC 462 South Fourth Street, Suite 1600 Louisville, KY 40207	4,502,514	(4)	7.11%
Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	3,881,578	(5)	6.13%
Wellington Management Company, LLP 280 Congress Street, Boston, MA 02210	3,252,919	(6)	5.14%

(1) Based upon a Schedule 13G report or amendment filed by BlackRock, Inc. with the SEC on January 31, 2013.

(2) Based upon a Schedule 13G report or amendment filed by FMR LLC with the SEC on February 14, 2013.

(3) Based upon a Schedule 13G report or amendment filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC on February 5, 2013.

(4) Based upon a Schedule 13G report or amendment filed by River Road Asset Management, LLC with the SEC on February 14, 2013.

(5) Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 11, 2013.

(6) Based upon a Schedule 13G report or amendment filed by Wellington Management Company, LLP with the SEC on February 14, 2013.

Equity Compensation Plan Information

The following table shows, as of December 31, 2012, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	312,000	$22.25	2,100,000
Equity compensation plans not approved by shareholders (2)	0	0	0
Total	312,000	$22.25	2,100,000

(1) These equity compensation plans are the 1998 Stock Option and Incentive Plan, 1998 Directors’ Compensation Plan, 2003 Directors’ Compensation Plan and 2005 Stock Incentive Plan. No additional awards may be made under the 1998 Stock Option and Incentive Plan, the 1998 Directors’ Compensation Plan or the 2003 Directors’ Compensation Plan. However, shares may be issued under such plans upon the exercise of options that remain outstanding under such plans.

(2) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and program, the compensation decisions made by the Compensation & Benefits Committee under this program and the considerations that went into the making of such decisions in light of the Company’s performance in 2012.

Executive Summary

Owens & Minor’s Compensation Philosophy and Goals

The fundamental principle underlying Owens & Minor’s executive compensation program is that we pay for performance and achievement of results. Our goal is to encourage sustained high Company and individual performance within a framework that allows us to attract, retain and motivate management. Components of our executive compensation program are designed to create the appropriate balance between short- and long-term incentives, to weigh cost against expected benefit and to align with shareholder value while promoting executive retention. These components include:

•	Annual incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer-term financial performance and execution of our strategic plan.

•	Reasonable but competitive base salaries so executives are not motivated to take excessive risks.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

2012 Incentive Compensation Payouts Reflect Pay for Performance

As healthcare providers continued to experience lower utilization of healthcare services in 2012, reduced reimbursement rates and uncertainties created by the Patient Protection and Affordable Care Act, we continued to face intense pricing and competitive pressures in the medical/surgical supply distribution and third-party logistics markets. For 2012, we reported consolidated revenue of $8.91 billion and consolidated net income of $109.0 million. Consolidated net income was adjusted to determine eligibility for payouts under our 2012 incentive compensation program by excluding the following: acquisition-related exit and realignment charges of $10.2 million ($8.2 million, net of tax) primarily associated with our acquisition of Movianto; certain legal expenses and loss contingencies of $2.0 million ($1.2 million, net of tax) associated with California-specific litigation and compensation and benefits requirements; and income from settlement of class action litigation of $1.1 million ($0.7 million, net of tax). Excluding these items, adjusted consolidated net income was $117.7 million. Based on these earnings results, the Company did not achieve the minimum threshold for an annual incentive payout under our 2012 incentive compensation program, which required income from continuing operations of at least $129 million. Consistent with our “pay for performance” philosophy, there were no incentive payouts to our executive officers for 2012 results. In addition, because the Company did not achieve the requisite level of operating earnings growth for 2011 and 2012, there were no payouts of restricted stock under the 2011 performance share grants, which were forfeited by our executive officers.

Executive Compensation Practices

Our compensation program and practices are designed to meet compensation best practices and to drive performance that creates long-term shareholder value.

WHAT WE DO

☑       Pay for Performance.     We link pay to performance. A significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple and transparent financial measures that are structured to enhance short-term and long-term performance.

☑       Performance-Based Equity Awards.     One-half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of restricted vesting on earned shares.

☑ Recoupment Policy. We have in place a recoupment policy to recover from our executives compensation paid under circumstances involving restatement of our financial statements due to misconduct.

☑       Share Ownership Guidelines.    Our Management Equity Ownership Program establishes stock ownership guidelines and provides incentives for achieving and maintaining the requisite levels of stock ownership. All of our named executive officers exceed these ownership guidelines.

☑ Limited Perquisites. We provide limited perquisites to our executive officers, each of which has a legitimate business purpose.

☑ Double-Triggered Change in Control Provisions. Equity vesting and severance payments and benefits based on a change in control require termination of employment following the change in control.

☑       Risk Mitigation.    We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for earning incentive compensation and ongoing processes to identify and manage risk. We do not believe our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we confirm annually through a risk assessment of incentive-based compensation.

☑       Independent Compensation Consulting Firm.    The Compensation & Benefits Committee receives advice about its programs and practices from an independent consulting firm that provides no other services to the Company and has no conflicts of interest with respect to its work.

WHAT WE DON’T DO

☒ No Employment Agreements. We do not have employment agreements with any of our named executive officers.

☒ No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock ownership.

☒ No Pledging. We strongly discourage our executive officers from pledging Company stock, and none of our named executive officers currently has any such stock pledged.

☒ No Re-pricing of Equity Awards. Our stock plans to do not permit the re-pricing of equity awards.

☒ No Tax Gross-Ups. We do not provide any tax gross-ups, including excise tax gross-ups on change in control severance payments and benefits.

We believe that our executive compensation program, structured to reward performance and create long-term shareholder value, has played a significant role in effectively motivating and rewarding management to meet the challenges of our business and produce the many successes we have experienced and continue to experience today. Additionally, we believe the program effectively aligns pay and performance as demonstrated by the non-payment of incentive payouts in 2012 based on company results. Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

Say-On-Pay Vote

In April 2012, our shareholders again overwhelmingly approved the compensation of our named executive officers for 2011 in our second annual say-on-pay advisory vote with 94% of votes cast in support of the program. In light of this support, the Compensation & Benefits Committee made no material changes to the general structure and philosophy behind our executive compensation program in 2012. At the 2013 annual meeting, our shareholders will again hold an advisory vote to approve executive compensation for 2012. The Compensation & Benefits Committee will continue to consider results from this year’s and future advisory votes on executive compensation.

The Process for Setting Executive Compensation

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee of the Board of Directors, which is currently composed of five independent directors. The Compensation & Benefits Committee solicits the views of its outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Compensation & Benefits Committee evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee, and the Chief Executive Officer provides performance evaluations of our other executive officers and recommendations as to their compensation levels.

Independent Advisor.    The Compensation & Benefits Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Compensation & Benefits Committee to perform services without the prior approval of the committee, and no such engagement by management was undertaken in 2012. The Compensation & Benefits Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

The Compensation & Benefits Committee engaged Frederic W. Cook & Co., Inc. (the “Cook firm”) in 2012 as its independent advisor to (1) analyze competitive levels of each element of compensation and total compensation for each of the named executive officers relative to the peer group and industry trends and (2) provide information regarding executive compensation trends and regulatory changes and developments. In addition, during 2012, the committee conducted a formal search and competitive bid process for its independent compensation advisor, which resulted in the selection of Semler Brossy LLC to serve as the committee’s advisor in 2013. The Compensation & Benefits Committee has analyzed whether the work of its compensation advisors has raised any conflict of interest and has determined that the work of these advisors, including the individuals employed by these advisors who provide consulting services to the committee, has not created any conflict of interest.

Factors Used to Determine Executive Compensation.    Consistent with past years, the Compensation & Benefits Committee considered a variety of factors in making decisions regarding compensation for our named executive officers in 2012. The primary factors were as follows:

Performance.    The Company’s policy is to provide its executive officers with compensation opportunities that are based upon Company performance, their individual performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of the Company’s business requires a long-term approach, one element of our executive compensation program is long-term compensation. Although the Company has never had specific policies on the percentage of total compensation that should be short-term versus long-term, the Compensation & Benefits Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. The Compensation & Benefits Committee believes that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives.

Mix of Performance-Based Compensation.    To create a strong link between pay and performance, a significant portion of compensation is based on the achievement of objective financial measures. We have no specific policies on the percentage of total compensation that should be “performance-based,” but the Compensation & Benefits Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages

Impact and Mix of Cash vs. Non-Cash Compensation.    The Compensation & Benefits Committee considers both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” the Compensation & Benefits Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, the Compensation & Benefits Committee evaluates the Company’s compensation levels and programs through comparisons to available information for a group of peer companies selected by the committee (“Peer Companies”) based in part on recommendations from and analyses prepared by our compensation advisors. This evaluation helps the Compensation & Benefits Committee to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

Since 2008, the Company has used a peer group of 13 companies for compensation comparisons. The Peer Companies were selected because they are in healthcare distribution or other distribution industries and have revenue, net income, total assets and/or market capitalization (the “Size Indicators”) that align reasonably closely with those of Owens & Minor. The peer group also includes MeadWestvaco Corporation, a Richmond, Virginia-based company with which the Company believes it competes geographically for executive talent. These Peer Companies are as follows:

2012 Peer Companies

C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Con-Way, Inc.	PSS World Medical, Inc.
Genuine Parts Company	Thermo Fisher Scientific Inc.
Henry Schein, Inc.	United Natural Foods, Inc.
JB Hunt Transport Services, Inc.	United Stationers Inc.
MeadWestvaco Corporation	W.W. Grainger, Inc.
Nash Finch Company

Relative to the Size Indicators of the Peer Companies, the Company ranks between the 25th percentile and median of the peer group. Using the Peer Companies, the Cook firm analyzed the compensation components and levels as reported for the named executive officer positions of the Peer Companies and prepared a comparison of the Company’s 2011 actual total direct compensation and 2012 target total direct compensation and each element thereof to reported information for the Peer Companies. Based on this analysis as well as the Size Indicators, the Compensation & Benefits Committee determined that it is appropriate to target total compensation for our named executive officers up to the median relative to the Peer Companies and to pay above or below the target level based on actual performance. The target total direct compensation (base salaries, annual incentive opportunities and equity awards) for all named executive officers is below median relative to the Peer Companies, generally due to lower levels of equity awards. However, we believe that our target total compensation is appropriately competitive because of our executive retirement benefits (see discussion of SERP on page 38 of this proxy statement).

Tally Sheets.    The Compensation & Benefits Committee also reviews total compensation levels for executive officers at least annually through the use of tally sheets that quantify (or value) each element of direct and indirect compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ unexercised stock options and outstanding stock awards as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to the Compensation & Benefits Committee in making compensation decisions, the information from the tally sheets regarding unexercised stock options, outstanding stock awards and termination payments and benefits generally did not affect the Compensation & Benefits Committee’s 2012 compensation decisions for the named executive officers. This reflects the committee’s view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of the Company’s compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Compensation & Benefits Committee reviews the various components of our program to consider whether they are appropriately structured to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. Awards under our annual incentive program are capped at 200% of the executive’s target award to protect against excessive short-term incentives, and the Compensation & Benefits Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of performance metrics (net revenues, income from continuing operations and return on average assets) for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision-making by our executives.

•

Performance Shares/Long-Term Equity Awards. Approximately one-half of an executive’s equity compensation each year consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other half of an executive’s equity compensation each year consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a significant amount of their personal wealth tied to long-term holdings in Owens & Minor stock.

Elements of Compensation

In an effort to achieve the objectives identified above, the Company’s executive compensation framework consists of the following elements as further described below:

•	Base Salary;

•	Annual Incentives;

•	Long-Term Incentives (performance shares and restricted stock);

•	Deferred Compensation Plan;

•	Retirement/Post-Termination Compensation; and

•	Other Benefits.

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

The Company believes base salary is the foundation of our executive compensation framework because it provides a fixed amount of cash compensation to provide for the basic economic security needs of executives at a level that allows us to recruit and retain key talent. All of our executive officers are employed on an “at will” basis, and there are no employment agreements. The Compensation & Benefits Committee reviews base salaries each April.

In making base salary decisions in April 2012, the Compensation & Benefits Committee considered (1) individual attributes of each named executive officer (such as responsibilities, skills, leadership and experience), (2) individual and overall Company performance levels, (3) the officer’s expected future contributions to the Company and (4) overall market-competitiveness of the officer’s base salary. The Compensation & Benefits Committee also considered that the targeted average percentage salary increase for non-executive Company teammates was between 2.5% and 4.0% in 2012. In addition, the Compensation & Benefits Committee reviewed competitive comparisons prepared by the Cook firm indicating that the Company’s base salary levels were generally above median versus the Peer Companies even though target total direct compensation was below the median. Based on the factors above, the Compensation & Benefits Committee gave each of the named executive officers a merit increase in base salary of between 0% and 5% as set forth in the table below. The Compensation & Benefits Committee believed that these relatively modest increases in salary levels reflect the performance of each of the officers balanced against economic conditions, average salary increases being received by other Company teammates and the Company’s above-median base salary levels relative to the Peer Companies.

Name	2012 Base Salary Amount (effective 4/2012)	2012 Base Salary Merit Increase Percentage

Craig R. Smith	$887,337	3.00%

James L. Bierman (1)	600,000	0.00%

Charles C. Colpo (2)	426,352	0.00%

Grace R. den Hartog	408,990	4.00%

Erika T. Davis	404,250	5.00%

D. Andrew Edwards (3)	273,191	0.00%

(1) Mr. Bierman’s salary increased by 8.2% to $600,000 effective 3/1/12 when he was promoted to Chief Operating Officer; accordingly, no additional merit increase was awarded in April 2012.

(2) Mr. Colpo’s salary decreased by 18% to $426,352 when his position was reclassified effective 3/1/12; accordingly, no merit increase was awarded in April 2012.

(3) Mr. Edwards began receiving an additional $5,000 per month effective 3/1/12 for serving as Acting Chief Financial Officer (not included in base salary above); accordingly, no additional merit increase was awarded in April 2012.

Annual Incentives

The Company provides annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Plan”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

For the 2012 Annual Incentive Plan and consistent with past years, the Compensation & Benefits Committee set target annual incentive opportunities at 75% of base salary for the Chief Executive Officer and 50% of base salary for each of the other named executive officers except Mr. Edwards whose target was 35% of base salary (“Target Payout Amount”), subject to the achievement of the Company’s target performance goals. The Chief Executive Officer has a higher Target Payout Amount than the other named executive officers, reflecting the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance.

The three performance metrics (“Performance Metrics”) established for determining the Target Payout Amount that may be paid are shown below with their respective weightings:

Performance Metric	Weight
Company Income from Continuing Operations	50%
Company Net Revenue	25%
Company Return on Average Assets	25%

The Compensation & Benefits Committee selected, and the Board of Directors approved, the Performance Metrics, the weights assigned to them and the target achievement levels in December 2011 based on discussions with and recommendations by the Company’s senior management, the approved business plan for 2012 and the growth and operational improvements called for in the Company’s strategic plan. The specific Performance Metrics were selected because income from continuing operations and revenue growth, together with effective asset management, are the most critical performance areas for the Company and key indicators of successful growth and management. They also constitute simple, objective and transparent criteria by which to measure performance. The Compensation & Benefits Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2012 business plan and position us to ultimately achieve the growth and improvement targets in our strategic plan without encouraging excessive risk-taking behavior. The Compensation & Benefits Committee believes that the use of three different performance metrics that reward revenue growth but emphasize profitable growth with effective asset management provides a balanced assessment of performance. In addition, the Compensation & Benefits Committee retains authority to reduce or eliminate incentive compensation, which allows it to monitor and respond to any behavior that it believes could be detrimental to the Company.

The achievement levels for the Performance Metrics were structured to provide a range of payout below and above the Target Payout Amount from, on the high side, a maximum of two times the Target Payout Amount to, on the low side, a minimum of one-half the Target Payout Amount for achievement of threshold performance. No amount would be payable in respect of any Performance Metrics for achievement below threshold or if the Company did not meet the minimum net income qualifier that income from continuing operations for 2012 must exceed income from continuing operations for 2011. The table below sets forth the achievement levels at threshold, target and maximum established for each of the Performance Metrics for 2012 as well as actual results in 2012 for each Performance Metric.

2012 Performance Metric Achievement Levels and Actual Results

	Threshold (1) 50%	Target (1) 100%	Maximum (1) 200%	2012 Actual Results	2012 Actual Achievement
Company Net Revenue ($ millions)	$8,781	$8,957	$9,403	$8,908	86%
Company Income from Continuing Operations (2) ($ millions)	$129.0	$135.5	$139.5	$117.7	0%
Company Return on Average Assets	6.1%	6.6%	7.1%	5.7%	0%

(1) For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, payout amounts would be calculated based on a straight-line interpolation of the achievement level above threshold or target.

(2) For purposes of the 2012 Annual Incentive Plan, actual results exclude: acquisition-related exit and realignment charges of $10.2 million ($8.2 million, net of tax) primarily associated with our acquisition of Movianto; certain legal expenses and loss contingencies of $2.0 million ($1.2 million, net of tax) associated with California-specific litigation and compensation and benefits requirements; and income from settlement of class action litigation of $1.1 million ($0.7 million, net of tax).

Because the Company achieved income from continuing operations of $109 million in 2012 (or $117.7 million, as adjusted to exclude certain expense and income items), we did not meet the qualifier under the 2012 incentive compensation program that income from continuing operations equal or exceed $129 million. Accordingly, despite meeting above threshold performance levels for the net revenue Performance Metric for 2012 as indicated in the table above, no annual incentives were paid to the named executive officers for 2012 performance.

Long-Term Incentives

The Company’s long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. Our long-term incentive program has two components: (1) annual equity awards and (2) the Management Equity Ownership Program (“MEOP”).

When making the 2012 long-term incentive equity award determinations, the Compensation & Benefits Committee focused on the Company’s longer-term financial performance and balanced the need to align the named executive officers’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been conservative and below median relative to the Peer Companies in granting equity awards under our long-term incentive program to minimize share usage, dilution and accounting costs.

Pursuant to the Company’s long-term incentive program, the named executive officers received long-term incentive awards in 2012 having the following grant date fair values:

Name	2012 Long-Term Incentive Awards (a)
	Performance Shares (b)	Restricted Stock (c)	MEOP Performance Shares/ Restricted Stock (d)	Total
Mr. Smith	$450,024	$450,024	$184,072	$1,084,120
Mr. Bierman	237,529	237,529	42,106	517,164
Mr. Colpo	112,514	112,514	46,162	271,190
Ms. den Hartog	170,511	170,511	30,633	371,655
Ms. Davis	170,511	170,511	29,786	370,808
Mr. Edwards	57,513	57,513	17,635	132,661

(a) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(b) These performance shares require achievement by the Company of a targeted operating earnings for fiscal year 2013 of $252 million as a condition to issuance of the underlying restricted stock (which, if earned, would vest on the third anniversary of the performance share award). Based on operating earnings results for 2012, it is unlikely that the performance share awards will be earned.

(c) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company.

(d) These awards were granted in March 2012 and were based on the officers’ achievement of their respective 2011 target ownership amounts under the MEOP as of December 31, 2011. Each officer, except Mr. Edwards, received his or her award in additional performance shares (described in (c) above). Awards to Mr. Edwards were paid in shares of restricted stock that vest five years from the date of grants. See discussion of our MEOP on page 28 of this proxy statement.

Annual Equity Awards.    Our shareholder-approved 2005 Stock Incentive Plan permits the Company to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards and stock appreciation rights. Except in instances of initial executive hiring, job promotions and similar circumstances, the Company grants equity awards to executive officers one time each year. The Compensation & Benefits Committee’s decision to grant equity-based awards (other than the restricted stock and performance share grants made in connection with the MEOP) is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. The Compensation & Benefits Committee strives to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

In 2012, the Compensation & Benefits Committee granted equity awards to the named executive officers consisting of 50% service-based restricted stock that vests three years from the date of grant and 50% performance shares, which are earned only if the Company achieves the designated operating earnings for calendar year 2013. The Compensation & Benefits Committee chose an operating earnings metric for the performance shares (rather than income from continuing operations, which is used for the annual incentive program) because it believes operating earnings (which reflects performance prior to net interest expense and income taxes) is a more appropriate measurement of longer-term performance and directly aligns long-term compensation to the Company’s strategic plan goals. If the performance requirement is met, the performance shares are paid in the form of restricted stock that vests on the third anniversary of the performance share award. If the performance requirement is not met, the award is forfeited. The table below shows the operating earnings metric established by the Compensation & Benefits Committee for the 2012 performance share awards. These achievement levels were selected based on the Company’s 2012 business plan and overall strategic plan.

2012 Performance Share Achievement Levels

Actual Payout Amount vs. Target (1)	Operating Earnings for 2013
150% (Maximum)	$272 million
100% (Target)	$252 million
50% (Threshold)	$232 million

(1)	For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target. There is no payout for achievement below threshold.

Because the performance metric for the performance shares awarded in 2012 has a two-year performance period, no restricted shares would be issued until after December 31, 2013 and only if the metric is achieved at the threshold level or above, which is unlikely based on 2012 operating earnings. No restricted shares were issued in respect of performance shares awarded in 2011 due to non-achievement of requisite operating earnings growth for 2011 and 2012.

Management Equity Ownership Program & Ownership Guidelines.    In addition to the equity awards discussed above, each named executive officer is eligible to earn an additional award of restricted stock or performance shares each year by achieving requisite stock ownership levels under the Company’s MEOP. The MEOP is intended to further strengthen the alignment of management and shareholder interests. The MEOP target ownership levels are as follows:

Officer	Value of Common Stock
Chief Executive Officer	4.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and teammate stock purchase plan, and restricted stock holdings (but excluding stock options).

Under the MEOP, participants are given approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2012, each named executive officer had achieved his or her applicable target ownership amount. Because of the success of the MEOP in increasing and maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

Because the purpose of the MEOP is to encourage our executives to own meaningful levels of Company stock to further align their interests with those of our shareholders, a 10% annual equity ownership dividend is paid on all Common Stock owned up to the participant’s full target ownership amount, provided the applicable interim ownership targets are achieved. The dividend is paid in the form of restricted stock that vests five years from the date of grant if the desired ownership level is maintained and the executive remains in the Company’s employ. Once a participant reaches his or her total target level of ownership, the annual equity ownership dividend is reduced from 10% to 5% and is paid in performance shares rather than shares of service-based restricted stock. This feature of the plan is intended to reward executives for maintaining the requisite levels of stock ownership but also to further link their compensation to performance results.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation Plan into which officers may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the officers and their families by providing a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. In 2012, this plan was unfunded and provided for a single investment option in a fixed income fund selected by the Compensation & Benefits Committee that pays the applicable market rate of interest. Only one of the named executive officers participated in the Executive Deferred Compensation Plan in 2012.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The named executive officers are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates. In 2010, the Company terminated its defined benefit pension plan, the benefits under which had been frozen since 1996.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain officers selected by the Compensation & Benefits Committee, including certain of the named executive officers, as further described on page 38 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provide long-term service to the Company, thereby promoting retention of highly performing executive talent. Amounts payable under the SERP are reviewed and considered by the Compensation & Benefits Committee each year in evaluating tally sheets on total executive compensation to ensure that the amounts are reasonable in light of the purpose of the SERP and relative to the marketplace generally. The Compensation & Benefits Committee also believes that the SERP has played and continues to play a valuable role in retaining executive talent, especially since the Company currently offers no retirement benefits other than 401(k) plan participation. However, in 2012, the Compensation & Benefits Committee amended the SERP to freeze benefit levels effective March 31, 2012, as part of the effort to make our overall executive compensation program more performance-based.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with certain officers, including certain of the named executive officers, as described on page 43 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Compensation & Benefits Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The Compensation & Benefits Committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements are subject to annual review and revision by the Company. Effective January 1, 2011, the CIC Agreements were revised to eliminate excise tax gross-up payments and make certain other changes in definitions and terms to reflect compensation best practices.

The severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated by the Company without cause or the officer for good reason within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Compensation & Benefits Committee reviews the severance amounts that would be payable to each named executive officer upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the Compensation & Benefits Committee’s compensation decisions with regard to any specific element of our 2012 executive compensation program.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

Severance Policy

The Company has a formal severance policy described on page 43 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for up to 18 months, depending on years of service with the Company, in an effort to assist him or her in finding new employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the named executive officers, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note (4) to the Summary Compensation Table on page 33 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). In addition, named executive officers may participate in our health and welfare plans, 401(k) plan and teammate stock purchase plan on the same basis as other full-time teammates. Finally, we only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers of the Company after January 1, 2010. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated Compensation & Benefits Committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid.

The Compensation & Benefits Committee will review our recoupment policy for any changes that may be necessary to comply with any forthcoming rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Hedging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our common stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our common stock and strongly discourage holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the named executive officers other than the Chief Financial Officer. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Company prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2012, our Chief Executive Officer had compensation that was nondeductible.

Chief Executive Officer Compensation

Notwithstanding the fact that our compensation policies are applied in the same manner to all executive officers, including the Chief Executive Officer, the 2012 total direct compensation for Mr. Smith was substantially higher than that of the other named executive officers. The differential between the compensation of Mr. Smith and the other named executive officers reflects the significant differences in their relative responsibilities and authority. We believe that the scope of Mr. Smith’s responsibilities and authority, together with his ability to impact the Company’s performance, is significantly greater than that of the other named executive officers and, accordingly, is reflected in his compensation. The differential in Mr. Smith’s compensation relative to the other executive officers also is consistent with the compensation structures of the Peer Companies and thus reflects market differentials for the chief executive officer position versus other executives.

REPORT OF THE COMPENSATION & BENEFITS COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

THE COMPENSATION & BENEFITS COMMITTEE

Anne Marie Whittemore, Chairman

A. Marshall Acuff, Jr.

J. Alfred Broaddus, Jr.

James E. Rogers

Robert C. Sledd

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2012, 2011 and 2010, as applicable, the total compensation of our named executive officers—the Chief Executive Officer, two individuals who served as Chief Financial Officer during portions of 2012, and the three other most highly compensated executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Craig R. Smith	2012	$878,391	$0	$1,084,120	$0	$0	$1,024,137	$46,391	$3,033,039
President & Chief	2011	$852,807	$0	$1,083,493	$0	$138,916	$2,018,960	$46,740	$4,140,916
Executive Officer	2010	$829,339	0	$1,009,546	$0	$269,739	$1,717,740	$126,101	$3,952,465

James L. Bierman (5)	2012	$591,267	$0	$567,167	$0	$0	$516,615	$27,549	$1,702,598
Executive Vice President &	2011	$543,565	$0	$532,496	$0	$59,618	$824,673	$19,191	$1,979,543
Chief Operating Officer	2010	$518,336	0	$344,575	$0	$112,391	$685,173	$42,457	$1,702,932

Charles C. Colpo (5)	2012	$444,390	$0	$271,189	$0	$0	$405,819	$27,151	$1,148,549
Senior Vice President,	2011	$513,175	$0	$445,971	$0	$55,916	$884,808	$26,072	$1,925,942
Operations	2010	482,602	$0	$360,911	$0	$107,500	$554,826	$50,640	$1,556,479

Grace R. den Hartog	2012	$403,545	$0	$371,655	$0	$0	$375,999	$15,145	$1,166,344
Senior Vice President,	2011	$385,607	$0	$355,038	$0	$42,275	$733,139	$17,181	$1,533,240
General Counsel & Corporate Secretary	2010	$368,019	0	$280,136	$0	$79,798	$548,280	$40,283	$1,316,516

Erika T. Davis (6)	2012	$397,587	$0	$370,808	$0	$0	$330,614	$30,134	$1,129,143
Senior Vice President,	2011	—	—	—	—	—	—	—	—
Human Resources	2010	—	—	—	—	—	—	—	—

D. Andrew Edwards (5), (6)	2012	$273,191	$0	$132,661	$0	$0	$0	$67,784	$473,636
Vice President, Controller, Chief Accounting Officer & Acting Chief Financial Officer	2011 2010	— —	— —	— —	— —	— —	— —	— —	— —

(1) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2012, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Smith, $634,096; Mr. Bierman, $279,634; Mr. Colpo, $158,676; Ms. den Hartog, $201,144; Ms. Davis, $200,297; Mr. Edwards, $57,513.

The grant date value of the above performance-based awards for 2012 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Smith, $951,144; Mr. Bierman, $419,451; Mr. Colpo, $238,014; Ms. den Hartog, $301,716; Ms. Davis, $300,445; Mr. Edwards, $86,270.

Assumptions used in the calculation of the stock awards included in column (e) and option awards included in column (f) are included in note 12 to the consolidated financial statements included in the Company’s Annual

Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference. The actual value a named executive officer may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(2) The amounts included in column (g) reflect cash awards to the named executive officers under the Company’s performance-based annual incentive plans for 2012, 2011 and 2010. No awards were made under the 2012 Annual Incentive Plan as discussed under “Compensation Discussion and Analysis—Annual Incentives” on page 25 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under the SERP during 2012, 2011 and 2010 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For additional information on the Company’s retirement plans, see “Retirement Plans” on page 38 of this proxy statement. No named executive officer received preferential or above-market earnings on deferred compensation.

(4) For 2012, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Life Insurance Premiums	401(k) Plan Company Match	Annual Physical/ Medical Access	Other (a)	Total
Mr. Smith	$13,143	$3,700	$16,305	$11,548	$950	$745	$46,391
Mr. Bierman	9,600	5,618	0	11,381	950	0	27,549
Mr. Colpo	7,444	0	7,079	11,093	950	585	27,151
Ms. den Hartog	7,817	0	0	6,378	950	0	15,145
Ms. Davis	9,194	1,025	5,429	12,237	950	1,299	30,134
Mr. Edwards	8,400	0	0	9,384	0	50,000	67,784

(a) Includes amenities and awards provided at Company sales and leadership conferences and other awards or gifts. The $50,000 in other compensation paid to Mr. Edwards is based on an additional $5,000 per month paid to him for serving as Acting Chief Financial Officer from March-December of 2012.

(5) Mr. Bierman was named Executive Vice President and Chief Operating Officer effective March 1, 2012. He was formerly Executive Vice President & Chief Financial Officer. Also effective March 1, 2012, Mr. Colpo moved from Executive Vice President & Chief Operating Officer to Senior Vice President, Operations. Mr. Edwards was named Acting Chief Financial Officer effective March 1, 2012 and served in that role through the remainder of 2012.

(6) Ms. Davis and Mr. Edwards were not named executive officers prior to 2012.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the named executive officers during the year ended December 31, 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig R. Smith	3/9/12	—	—	—	7,434	14,867	22,301	—	—	—	$450,024
	3/9/12	—	—	—	—	—	—	14,867	—	—	450,024
	3/9/12	—	—	—	3,041	6,081	9,122	—	—	—	184,072
	N/A	$332,752	$665,503	$1,331,006	—	—	—	—	—	—	—

James L. Bierman	3/1/12	—	—	—	—	—	—	1,678	—	—	$50,004
	3/9/12	—	—	—	3,924	7,847	11,771	—	—	—	237,529
	3/9/12	—	—	—	—	—	—	7,847	—	—	237,529
	3/9/12	—	—	—	696	1,391	2,087	—	—	—	42,106
	N/A	$150,000	$300,000	$600,000	—	—	—	—	—	—	—

Charles C. Colpo	3/9/12	—	—	—	1,859	3,717	5,576	—	—	—	$112,514
	3/9/12	—	—	—	—	—	—	3,717	—	—	112,514
	3/9/12	—	—	—	763	1,525	2,288	—	—	—	46,162
	N/A	$106,588	$213,176	$426,352	—	—	—	—	—	—	—

Grace R. den Hartog	3/9/12	—	—	—	2,817	5,633	8,450	—	—	—	$170,511
	3/9/12	—	—	—	—	—	—	5,633	—	—	170,511
	3/9/12	—	—	—	506	1,012	1,518	—	—	—	30,633
	N/A	$102,248	$204,495	$408,990	—	—	—	—	—	—	—

Erika T. Davis	3/9/12	—	—	—	2,817	5,633	8,450	—	—	—	$170,511
	3/9/12	—	—	—	—	—	—	5,633	—	—	170,511
	3/9/12	—	—	—	492	984	1,476	—	—	—	29,786
	N/A	$101,063	$202,125	$404,250	—	—	—	—	—	—	—

D. Andrew Edwards	2/2/12	—	—	—	—	—	—	572	—	—	$17,635
	3/9/12	—	—	—	950	1,900	2,850	—	—	—	57,513
	3/9/12	—	—	—	—	—	—	1,900	—	—	57,513
	N/A	$47,809	$95,617	$191,234	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2012 Annual Incentive Plan if minimum performance conditions were met and represents 50% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2012 salary and position (75% of base salary for the Chief Executive Officer and 50% of base salary for the other named executive officers except Mr. Edwards for whom the amounts are based on 35% of base salary). There were no payouts under the 2012 Annual Incentive Plan as reflected in “Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2012 performance share grants if minimum performance conditions are met and represents 50% of the target restricted stock award level shown in column (g) which is based on meeting target performance conditions. The amount shown in column (h) is 150% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of threshold, target or maximum operating earnings goals for 2013 as discussed on page 27 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest either three or five years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2012.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes, for each named executive officer, information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2012.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
Craig R. Smith	37,500 37,500 — — —	— — — — —	— — — — —	$21.34 24.08 — — —	4/27/13 4/26/14 — — —	14,867 14,910 15,000 6,081 6,988	$423,858 425,084 427,650 173,369 199,228	7,434 3,041 — — —	211,943 86,699 — — —
Total	75,000	—	—	—	—	57,846	1,649,189	10,475	298,642
James L. Bierman	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	7,847 1,678 2,734 7,455 2,565 2,850 4,875	$223,718 47,840 77,946 212,542 73,128 81,254 138,986	3,924 696 — — — — —	111,873 19,843 — — — — —
Total	—	—	—	—	—	30,004	855,414	4,620	131,716
Charles C. Colpo	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	3,717 6,626 1,500 4,875 1,525 1,033	$105,972 188,907 42,765 138,986 43,478 29,451	1,859 763 — — — —	53,000 21,753 — — — —
Total	—	—	—	—	—	19,276	549,559	2,622	74,753
Grace R. den Hartog	15,750 — — — —	— — — — —	— — — — —	$24.08 — — — —	4/26/14 — — — —	5,633 5,376 1,012 4,500 1,065	$160,597 153,270 28,852 128,295 30,363	2,817 506 — — —	80,313 14,426 — — —
Total	15,750	—	—	—	—	17,586	501,377	3,323	94,739
Erika T. Davis	7,625 — — — —	— — — — —	— — — — —	$24.08 — — — —	4/26/14 — — — —	5,633 5,376 984 4,500 862	$160,597 153,270 28,054 128,295 24,576	2,817 492 — — —	80,313 14,027 — — —
Total	7,625	—	—	—	—	17,355	494,792	3,309	94,340
D. Andrew Edwards	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	1,900 572 304 1,913 1,125	$54,169 16,308 8,667 54,540 32,074	950 — — — —	27,085 — — — —
Total	—	—	—	—	—	5,814	165,758	950	27,085

(1) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from February 2012 to February 2016.

(2) The market value of the restricted shares was calculated based on $28.51 per share, the closing price of the Company’s Common Stock on December 31, 2012. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the threshold level of performance conditions. The market value of the performance shares was calculated based on $28.51 per share, the closing price of the Company’s Common Stock on December 31, 2012. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth, for each named executive officer, information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2012.

(a)	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig R. Smith	50,000	$471,273	50,431	$1,545,395
James L. Bierman	0	$0	8,970	$279,595
Charles C. Colpo	33,375	$251,980	12,347	$377,446
Grace R. den Hartog	15,750	$120,645	12,356	$378,181
Erika T. Davis	20,875	$149,012	11,742	$359,783
D. Andrew Edwards	0	$0	1,500	$41,865

(1) The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Supplemental Executive Retirement Plan.    The Company provides supplemental retirement benefits to certain teammates selected by the Committee under the SERP. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (in the case of Mr. Smith, 65%, and the other named executive officers participating under the SERP, 60%) of the participant’s average base monthly salary (plus bonus for certain participants, including the named executive officers) for the highest consecutive five out of the last ten years preceding his or her retirement. The SERP benefit to which a participant is entitled is reduced by any benefit payable under Social Security, defined benefit pension plans and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers as of December 31, 2012, including the number of years of service credited to each such named executive officer, under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under the SERP are payable as a monthly annuity for the life of the retiree.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Craig R. Smith	SERP	24	$9,949,736	$0
James L. Bierman	SERP	6	4,827,888	0
Charles C. Colpo	SERP	31	3,186,438	0
Grace R. den Hartog	SERP	10	3,569,112	0
Erika T. Davis	SERP	20	2,152,084	0
D. Andrew Edwards	SERP	0	0	0

(1) Annual benefits payable under the SERP upon retirement at normal retirement age for the named executive officers are: Mr. Smith, $792,614; Mr. Bierman, $399,319; Mr. Colpo, $316,661; Ms. den Hartog, $271,339; Ms. Davis, $253,312; and Mr. Edwards, $0. The calculation of present value of accumulated benefit assumes a discount rate of 3.50% and was based on the 2012 IRS Static Mortality Table. For a discussion of the assumptions used by the Company in calculating these amounts, see note 14 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

(2) Mr. Smith, Mr. Colpo and Ms. den Hartog are eligible for early retirement under the SERP. Each of Mr. Smith and Ms. den Hartog currently qualifies for approximately 84% of his/her full retirement benefits. Mr. Colpo currently qualifies for approximately 60% of his full retirement benefits. The other named executive officers do not qualify for early retirement benefits under the SERP. Mr. Edwards is not a participant in the SERP.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Assuming continued service to the Company, each of the named executive officers would receive the following estimated benefit due to continued vesting of equity awards if he or she had been eligible to and actually retired on December 31, 2012: Mr. Smith, $2,225,974; Mr. Bierman, $1,076,450; Mr. Colpo, $747,490; Ms. den Hartog, $679,336; Ms. Davis, $671,980; and Mr. Edwards, $218,240. This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $28.51, the closing price of the Company’s Common Stock on December 31, 2012. Performance shares were valued based upon assumed performance at the target level.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation Plan in which certain members of management are eligible to participate. This plan permits participants to defer salary and cash bonus paid during a year for which a deferral election is made. Deferred amounts earn interest based on a fixed income fund designated by the Committee. The following table sets forth information regarding contributions to, interest earned on and total balances in the Executive Deferred Compensation plan for the named executive officers in 2012.

(a)	(b)	(c)	(d)	(e)	(f)
Name (1)	Executive Contributions in Last Fiscal Year ($) (2)	Registrant Contributions in Last Fiscal Year ($) (3)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Craig R. Smith	—	—	—	—	—
James L. Bierman	—	—	—	—	—
Charles C. Colpo	—	—	—	—	—
Grace R. den Hartog	$302,659	$0	$2,546	$1,034,702	$305,205
Erika T. Davis	—	—	—	—	—
D. Andrew Edwards	—	—	—	—	—

(1) Ms. den Hartog was the only named executive officer who participated in the Company’s Deferred Compensation Plan in 2012.

(2) Represents a portion of the amount reported under “Salary” for 2012 in the Summary Compensation Table.

(3) The Company did not make contributions to the Deferred Compensation Plan in 2012.

(4) Deferred amounts earned interest based on the rate of return on the Wells Fargo Stable Return Fund, which was 1.33% in 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the named executive officers under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the named executive officers upon retirement are described under “Retirement Plans” beginning on page 38 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2012.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Craig R. Smith (1)
• Involuntary Termination Without Cause (2)	$1,535,333	$0	$47,253	$1,131,792	$2,714,378
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	3,060,431	602,884	33,004	2,844,870	6,541,189
• Disability (4)	0	0	0	1,708,576	1,708,576
• Death (4)	0	0	0	2,844,870	2,844,870
James L. Bierman (1)
• Involuntary Termination Without Cause (2)	$493,002	$0	$13,174	$479,929	$986,105
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	1,965,436	0	28,131	1,331,331	3,324,898
• Disability (4)	0	0	0	700,965	700,965
• Death (4)	0	0	0	1,331,331	1,331,331
Charles C. Colpo (1)
• Involuntary Termination Without Cause (2)	$721,236	$0	$31,154	$387,088	$1,139,478
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	1,437,664	173,762	34,539	931,393	2,577,358
• Disability (4)	0	0	0	585,018	585,018
• Death (4)	0	0	0	931,393	931,393

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Grace R. den Hartog (1)
• Involuntary Termination Without Cause (2)	$337,261	$0	$11,959	$317,999	$667,219
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	1,344,547	195,217	24,891	872,948	2,437,603
• Disability (4)	0	0	0	495,958	495,958
• Death (4)	0	0	0	872,948	872,948
Erika T. Davis (1)
• Involuntary Termination Without Cause (2)	$665,844	$0	$30,873	$311,684	$1,008,401
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	1,327,249	0	34,164	864,765	2,226,178
• Disability (4)	0	0	0	488,873	488,873
• Death (4)	0	0	0	864,765	864,765
D. Andrew Edwards (1)
• Involuntary Termination Without Cause (2)	$146,358	$0	$8,985	$86,803	$242,146
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	585,432	0	31,941	274,466	891,839
• Disability (4)	0	0	0	139,287	139,287
• Death (4)	0	0	0	274,466	274,466

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the named executive officers upon involuntary termination without cause.

(3) See the discussion of the Company’s change in control agreements below for information on benefits payable to the named executive officers upon a change in control.

(4) A termination of employment due to death or disability entitles the named executive officers to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro-rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 39.

(6) The amounts in this column represent the estimated benefit to the named executive officer due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $28.51, the closing price of the Company’s Common Stock on December 31, 2012. Any performance shares that vest are valued based upon assumed performance at the target level.

Severance Policy.     The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). The policy was designed to provide consistent and fair treatment of these departing officers and is based upon the officer’s years of service to the Company. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period or one year, whichever is greater.

The Company provides for the following under its officer severance policy:

•

between 9 and 18 months (based on the named executive officer’s years of employment by the Company) of base monthly salary plus monthly bonus (based on the lower of average monthly bonus earned over the previously completed three years or target bonus for the current year), payable in a lump sum;

•	a pro rata amount of any cash incentive earned during the year of termination based on the Company’s actual performance and the number of months worked during the year;

•	up to six months of outplacement services;

•	continuation of health benefits during the severance period; and

•	tax return preparation and financial counseling for length of severance period.

The severance policy also provides that, upon an involuntary termination without cause (or resignation at the request of the Company), an executive officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination. In addition, a pro rata portion of the executive officer’s restricted stock awards vests at the date of employment termination based on the number of months worked during the vesting period.

Change in Control Agreements.     The Company has entered into CIC Agreements with the named executive officers, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates);

(ii)	if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The Company’s change in control agreements with its officers do not provide for or otherwise permit excise tax gross-up payments.

For the named executive officers, the severance benefit includes the following:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)	all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2013.

PROPOSAL 3: ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders have the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2012 executive compensation programs and policies and the compensation paid to our named executive officers. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2011 annual meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement (“CD&A”) beginning on page 19, the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive and constantly changing medical supplies distribution and logistics services markets. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Compensation & Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our named executive officers in 2012 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors unanimously recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

During 2012, the Company employed the son of Mr. Minor, Chairman of the Board of Directors of the Company, as an Area Vice President. Mr. Minor’s son received salary, annual incentive payment and equity compensation totaling $313,510 for 2012. In addition, the Company employs the son of Mr. Smith, President and Chief Executive Officer of the Company, as General Manager of our Seattle-area distribution center. For 2012, Mr. Smith’s son received salary and equity compensation totaling $164,438.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2014 annual meeting of shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 14, 2013, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 3 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2014 annual meeting not later than the close of business on December 27, 2013. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 13, 2013

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

FOR SERVICES BY INDEPENDENT AUDITORS

Services subject to Audit Committee Approval

(1)	General. The Audit Committee must approve in advance all audit and non-audit services provided by the Company’s independent auditors to ensure the services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

(2)	Prohibited Services. The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies. Prohibited services include, but may not be limited to, bookkeeping, financial information systems design and implementation, appraisals or valuations (other than tax), fairness opinions, actuarial services, internal audit outsourcing, management functions, human resources, broker-dealer services, legal services and expert services unrelated to the audit.

(3)	Audit Services. The Audit Committee shall pre-approve the annual audit services engagement terms and fees and, as necessary, any change in terms, conditions and fees resulting from change in audit scope, Company structure or other matters.

(4)	Audit-Related Services. The Audit Committee shall pre-approve each year certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels. Audit-related services are services that are reasonably related to the performance of the audit of the Company’s financial statements but that do not impair the auditor’s independence and may include, but are not necessarily limited to, the following:

(a)	audits of employee benefit plans;

(b)	consultation on accounting matters, including reviews of significant contracts;

(c)	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies;

(d)	assistance with debt, equity and other financing transactions, including issuing comfort letters; and

(e)	accounting and auditing assistance in connection with merger and acquisition activity.

(5)	Tax and Other Services. The Audit Committee may pre-approve the provision by the independent auditor to the Company of certain tax services that do not impair the independence of the auditor, such as tax compliance, tax planning and tax advice. The Audit Committee will not permit engagement of the independent auditor in connection with a transaction whose sole purpose is tax avoidance, to perform services under contingent fee arrangements or for services prohibited as set forth in Section (2) above. In addition, the Audit Committee may pre-approve other non-audit services that it believes would not impair the independence of the auditor and that are not prohibited as set forth in Section (2) above.

Approval Process

(1)	On an annual basis, the Audit Committee will pre-approve engagement of the independent auditors for audit services and applicable non-audit services.

(2)	On an annual basis, the Audit Committee will pre-approve a total annual dollar budget for audit-related services and may approve a total annual dollar budget for tax and/or other specified services.

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(3)	The Audit Committee shall be required to pre-approve from time to time, as required, any services or additional budget amounts needed for services beyond what was originally pre-approved by the committee pursuant to Section (1) or (2) above.

(4)	The pre-approval requirement herein will be waived with respect to non-audit services under the following circumstances:

(a)	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

(5)	The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decision to the Audit Committee at its next scheduled meeting.

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Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, April 26, 2013 — 10:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, April 25, 2013.

Vote by Internet
• Go to www.envisionreports.com/OMI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Richard E. Fogg	☐	☐	02 - John W. Gerdelman			☐	☐	03 - Lemuel E. Lewis	☐	☐
	04 - Martha H. Marsh	☐	☐	05 - Eddie N. Moore, Jr.			☐	☐	06 - James E. Rogers	☐	☐
	07 - Robert C. Sledd	☐	☐	08 - Craig R. Smith			☐	☐	09 - Anne Marie Whittemore	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	Vote to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2013.			☐	☐	☐	3. Advisory vote on executive compensation.				☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	9 2 B V	+

01LI4D

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2013 Annual Meeting of Shareholders. The 2013 Proxy Statement and the 2012 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Owens & Minor, Inc.

ANNUAL MEETING OF SHAREHOLDERS – APRIL 26, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard E. Fogg, John W. Gerdelman, and Anne Marie Whittemore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held April 26, 2013, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)